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                  GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

                            EXHIBIT 21--SUBSIDIARIES

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
COMPANY                                                                               STATE         PERCENT OWNED
------------------------------------------------------------------------------------  ------------  --------------
Gateway Pipeline Company............................................................  Texas              100%
  Gateway Energy Marketing..........................................................  Texas              100%
  Gateway Processing Company........................................................  Texas              100%

Fort Cobb Fuel Authority, L.L.C.....................................................  Oklahoma           100%

Gateway Offshore Pipeline Company...................................................  Nebraska           100%
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